Exhibit 99.1

eBAY INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
- Reports Record Q4 Net Revenues of $1.7 Billion -
- Delivers Q4 GAAP Diluted EPS of $0.25 and Non-GAAP Diluted EPS of $0.31 -
- Repurchases $1.0 Billion of Common Stock during Q4 and Expands Program for Additional $2.0 Billion -

San Jose, CA, January 24, 2007 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its fourth quarter and full year ended December 31, 2006.

eBay reported record consolidated Q4-06 net revenues of $1.7 billion, representing a growth rate of 29% year over year. GAAP operating income was $450 million, an increase of 21% year over year, and represented 26% of net revenues. Excluding stock-based compensation, operating income increased 33% year over year to $525 million, or 30% of net revenues. Non-GAAP operating income in Q4-06 was $575 million, representing a 33.4% operating margin and a 28% year-over-year increase.

GAAP net income in Q4-06 was $346 million, or $0.25 earnings per diluted share, an increase of 24% year over year. Excluding stock-based compensation, (net of tax effects), net income increased 35% year over year to $397 million, or $0.28 earnings per diluted share. Non-GAAP net income in Q4-06 was $431 million, or $0.31 earnings per diluted share, a 27% year-over-year increase.

For the full year, eBay generated consolidated net revenues of $6.0 billion, a 31% increase over the $4.6 billion generated in 2005. Consolidated net income increased 4% year over year to $1.1 billion, or $0.79 earnings per diluted share. Non-GAAP net income in 2006 was $1.5 billion, or $1.05 earnings per diluted share, a 24% year-over-year increase.

The company repurchased approximately 31 million shares of its common stock at a total cost of approximately $1.0 billion during the quarter, for a cumulative total cost of approximately $1.7 billion since the program was announced in July 2006. The company may purchase up to an additional $300 million of the company’s common stock under this stock repurchase program. In addition, the company’s board of directors has authorized an expansion of the stock repurchase program to provide for the repurchase of up to an additional $2.0 billion of the company’s common stock within the next two years.

“Q4 was an excellent quarter for eBay, bringing 2006 to a very good close,” said Meg Whitman, President and CEO of eBay Inc. “All three of the company’s business units delivered impressive results this quarter, including record net revenues from our Marketplaces business, strong total payment volume on PayPal, and a triple-digit increase in the number of Skype users.”

Q4 Business Unit Discussion

Marketplaces

Our Marketplaces business had a very strong quarter, driven by good conversion rates and increasing average selling prices, or ASPs, benefiting from a robust online holiday shopping season in our key markets. We also enjoyed healthy growth from our non-GMV driven businesses, including Shopping.com and our Classifieds portfolio.

Marketplaces net revenues totaled a record $1.2 billion in Q4-06, a growth rate of 24% over the $1.0 billion reported in Q4-05. The eBay platform confirmed registered user base at the end of Q4-06 totaled 222 million, representing a 23% increase over the 181 million registered users reported at the end of Q4-05.

eBay’s users generated a total of 610 million listings in Q4-06, 12% higher than the 546 million listings reported in Q4-05. These listings helped drive eBay Gross Merchandise Volume (GMV), the total value of all successfully closed items on the eBay trading platforms, to $14.4 billion in Q4-06, representing a 20% year-over-year increase from the $12.0 billion reported in Q4-05.

Payments

PayPal had an excellent fourth quarter. Paypal’s on-eBay business benefited from strong eBay GMV growth and increased global penetration, while Paypal’s Merchant Services business posted another quarter of remarkable growth, aided by further penetration of top online merchants around the world.

PayPal net revenues totaled $417 million in Q4-06, a growth rate of 37% over the $304 million reported in Q4-05. PayPal had 133 million total accounts at the end of Q4-06, a 38% increase from the 96 million reported in Q4-05. Those accounts helped drive record Total Payment Volume (TPV) of $11.0 billion in Q4-06, a 36% increase from the $8.1 billion reported in Q4-05.

PayPal Merchant Services contributed a record $3.9 billion to the $11.0 billion in global TPV in Q4-06, representing a 57% increase from the $2.5 billion reported in Q4-05.

Communications

Skype continued its impressive trajectory, posting remarkable user growth while making great strides in product innovation.

Skype net revenues totaled $66 million in Q4-06, a growth rate of 164% over the $25 million reported in Q4-05. The Q4-05 revenue amount represented the operations of Skype from the acquisition date of October 14, 2005 through the end of Q4-05.

Skype had 171 million registered users at the end of Q4-06, representing a 129% increase from the 75 million users at the end of Q4-05.

Other selected financial results

Operating Margin — GAAP operating margin decreased to 26% in Q4-06, down from 28% in Q4-05. Excluding stock-based compensation, operating margin was 30%, consistent with Q4-05. Non-GAAP operating margin decreased to 33.4% in Q4-06, from 33.7% in Q4-05. The year-over-year decrease in non-GAAP operating margin is the result of a decrease in our gross margin, driven by business mix coming from our lower gross margin businesses, PayPal and Skype, and investment in site operations capacity across our businesses, offset by more efficient spending in Sales & Marketing and Product Development.

Tax Rate — The GAAP effective tax rate for Q4-06 was 28%, which was a decrease from 29% for Q4-05. The non-GAAP effective tax rate in Q4-06 was 29%, which was an increase from 28% for Q4-05. The GAAP effective tax rate for FY-06 was 27%, which was a decrease from 30% from FY-05. The non-GAAP effective tax rate in FY-06 was 28%, which was a decrease from 30% in FY-05. Lower tax rates in 2006 resulted primarily from expansion of our international businesses and from changes in our operations in international markets.

Cash Flows — GAAP operating cash flows increased 19% year over year to $626 million in Q4-06. Free cash flows, representing operating cash flows less net purchases of property and equipment of $97 million, increased 24% year over year to $529 million.

Cash, Cash Equivalents, and Investments — The company’s cash, cash equivalents, and investments totaled approximately $3.5 billion at the end of Q4-06.

“Overall, Q4 was a great quarter, with strong results across all of our businesses” said Bob Swan, Chief Financial Officer. “The $1 billion share repurchase we executed this quarter, in addition to expanding the program for another $2 billion, further underscores our confidence in the long-term outlook of the business.”

Business Outlook

First Quarter 2007 — eBay expects consolidated net revenues for Q1 2007 to be in the range of $1.670 billion to $1.720 billion. Non-GAAP earnings per diluted share for Q1 2007 are expected to be in the range of $0.28 to $0.30. These amounts assume a US dollar to Euro exchange rate of $1.25.

Full Year 2007 — eBay expects consolidated net revenues for 2007 to be in the range of $7.050 billion to $7.300 billion. Non-GAAP operating margin for 2007 is expected to be 33%. Non-GAAP earnings per diluted share for 2007 are expected to be in the range of $1.25 to $1.29. These amounts assume a US dollar to Euro exchange rate of $1.25.

Quarterly Conference Call

eBay will host a conference call to discuss fourth quarter results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.

Non-GAAP Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows as well as GAAP amounts excluding the impact of stock-based compensation and the corresponding percentages of net revenues. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP to Non-GAAP Operating Income,” “Reconciliation of GAAP to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow” and “Business Outlook” included in this press release for further information regarding these non-GAAP financial measures, including a reconciliation of these measures to the nearest comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. These statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the regulatory, patent, and competitive risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate, manage and grow recent and future acquisitions and other transactions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at investor.ebay.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	December 31,
	2005	2006

ASSETS
Current assets
Cash and cash equivalents	$1,313,580	$2,662,792
Short-term investments	774,650	542,103
Accounts receivable, net	322,788	393,195
Funds receivable from customers	255,282	399,297
Restricted cash and investments	29,702	12,738
Other current assets	487,235	960,461

Total current assets	3,183,237	4,970,586
Long-term investments	825,667	277,853
Property and equipment, net	801,602	998,196
Goodwill	6,120,079	6,544,278
Intangible assets, net	823,280	682,977
Other assets	35,121	20,121

	$11,788,986	$13,494,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,692	$83,392
Funds payable and amounts due to customers	586,651	1,159,952
Accrued expenses and other current liabilities	578,557	681,669
Deferred revenue and customer advances	81,940	128,964
Income taxes payable	182,095	464,418

Total current liabilities	1,484,935	2,518,395
Deferred tax liabilities, net	215,682	31,784
Other liabilities	40,388	39,200

Total liabilities	1,741,005	2,589,379

Total stockholders’ equity	10,047,981	10,904,632

	$11,788,986	$13,494,011

eBay Inc.

Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006

Net revenues (2)	$1,328,859	$1,719,901	$4,552,401	$5,969,741
Cost of net revenues (1)	239,520	356,317	818,104	1,256,792

Gross profit	1,089,339	1,363,584	3,734,297	4,712,949

Operating expenses (1):
Sales and marketing	367,206	461,329	1,185,929	1,619,857
Product development	103,882	131,248	328,191	494,695
General and administrative	196,415	275,724	649,529	978,363
Amortization of acquired intangible assets	51,425	45,398	128,941	197,078

Total operating expenses	718,928	913,699	2,292,590	3,289,993

Income from operations (3)	370,411	449,885	1,441,707	1,422,956
Interest and other income, net	25,563	37,400	111,148	130,021
Interest expense	(922)	(3,687)	(3,478)	(5,916)

Income before income taxes and minority interests	395,052	483,598	1,549,377	1,547,061
Provision for income taxes	(115,830)	(137,130)	(467,285)	(421,418)
Minority interests	(1)	(1)	(49)	(4)

Net income	$279,221	$346,467	$1,082,043	$1,125,639

Net income per share:
Basic	$0.20	$0.25	$0.79	$0.80

Diluted	$0.20	$0.25	$0.78	$0.79

Weighted average shares:
Basic	1,394,566	1,380,577	1,361,708	1,399,251

Diluted	1,426,475	1,402,749	1,393,875	1,425,472

(1) Includes stock-based compensation as follows (2006 increases are due primarily to the adoption of FAS 123(R)):
Cost of net revenues	$1,602	$7,873	$1,881	$32,981
Sales and marketing	8,300	21,614	8,696	96,547
Product development	5,643	18,787	6,468	81,489
General and administrative	7,256	26,391	14,727	106,393

Total stock-based compensation	$22,801	$74,665	$31,772	$317,410

(2)	Net revenues in the three-month period ended Q4-06 were positively impacted by foreign currency translation of $62 million compared to the same period of the prior year. Net revenues in the twelve-month period ended Q4-06 were positively impacted by foreign currency translation of $40 million, compared to the same period of the prior year. On a sequential basis, Q4-06 net revenues were positively impacted by foreign currency translation of $9 million.

(3)	Operating income in the three-month period ended Q4-06 was positively impacted by foreign currency translation of $31 million, compared to the same period of the prior year. Operating income in the twelve-month period ended Q4-06 was positively impacted by foreign currency translation of $14 million, compared to the same period of the prior year. On a sequential basis, Q4-06 operating income was positively impacted by foreign currency translation of $4 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006

Cash flows from operating activities:
Net income	$279,221	$346,467	$1,082,043	$1,125,639
Adjustments:
Provision for doubtful accounts and authorized credits	23,846	26,536	89,499	100,729
Provision for transaction losses	26,817	44,743	73,773	126,439
Depreciation and amortization	121,298	143,616	378,165	544,552
Stock-based compensation related to stock options and employee stock purchases	22,801	74,665	31,772	317,410
Tax benefit on the exercise of employee stock options	94,978	39,775	267,142	148,565
Excess tax benefits from stock-based compensation	—	(15,108)	—	(92,371)
Deferred income taxes	(38,134)	(49,637)	91,690	(181,094)
Minority interests	49	1	49	4
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(68,758)	(52,719)	(151,993)	(169,750)
Funds receivable from customers	(47,914)	(92,528)	(132,606)	(146,900)
Other current assets	(25,705)	(104,252)	(49,371)	(443,530)
Other non-current assets	1,953	(743)	(4,612)	10,126
Accounts payable	5,802	(30,915)	564	32,986
Funds payable and amounts due to customers	58,993	187,671	251,870	575,137
Accrued expenses and other liabilities	20,288	19,207	17,013	(31,026)
Deferred revenue and customer advances	8,040	11,195	3,646	47,859
Income taxes payable	42,662	77,987	61,247	283,016

Net cash provided by operating activities	526,237	625,961	2,009,891	2,247,791

Cash flows from investing activities:
Purchases of property and equipment, net	(97,747)	(96,573)	(338,281)	(515,448)
Proceeds from sale of corporate aircraft	—	—	28,290	—
Purchases of investments	(474,502)	(35,850)	(1,324,353)	(583,263)
Maturities and sales of investments	593,412	497,948	1,928,539	1,380,227
Acquisitions, net of cash acquired	(1,613,485)	—	(2,732,230)	(45,505)
Other	(12,123)	1,638	(14,696)	(7,158)

Net cash (used in) provided by investing activities	(1,604,445)	367,163	(2,452,731)	228,853

Cash flows from financing activities:
Proceeds from issuance of common stock, net	215,460	104,407	599,845	313,482
Repurchases of common stock	—	(999,999)	—	(1,666,540)
Excess tax benefits from stock-based compensation	—	15,108	—	92,371
Payment of headquarters facility lease obligation	—	—	(126,390)	—
Principal payments on long-term obligations	—	—	(1,849)	—

Net cash provided by (used in) financing activities	215,460	(880,484)	471,606	(1,260,687)

Effect of exchange rate changes on cash and cash equivalents	(4,270)	67,895	(45,231)	133,255
Net increase (decrease) in cash equivalents	(867,018)	180,535	(16,465)	1,349,212
Cash and cash equivalents at beginning of period	2,180,598	2,482,257	1,330,045	1,313,580

Cash and cash equivalents at end of period	$1,313,580	$2,662,792	$1,313,580	$2,662,792

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows, as well as GAAP amounts excluding stock-based compensation on operating income, net income and earnings per share, and the corresponding percentages of net revenues. eBay also makes reference to measures of operating income, net income and earnings per diluted share, which exclude stock-based compensation in order to allow for a better comparison of results in the current period to those in prior periods that did not include FAS 123(R) stock-based compensation.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 9, 10 and 16 of this press release. For non-GAAP measures that exclude only stock-based compensation, the reconciliation to GAAP is presented in narrative form in this release when the non-GAAP measure is referenced.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future, and to provide further information for comparative purposes due to the adoption of the new accounting standard FAS 123(R). Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, employer payroll taxes on employee non-qualified stock option gains, amortization of acquired intangible assets, gain on sale of equity investment and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay. Note that beginning with Q1-06, eBay’s financial results include stock-based compensation from the adoption of the new accounting standard, FAS 123(R). eBay’s financial results for prior periods have not been restated for FAS 123(R).

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, as well as GAAP amounts excluding stock-based compensation on operating income, net income and earnings per share, and the corresponding percentages of net revenues:

Stock-based compensation related to stock options and employee stock purchases.  These expenses consist of expenses for stock options and employee stock purchases under FAS 123(R). eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results and because excluding these amounts allow for a comparison of the results in the current period to those in the prior periods that did not include FAS 123(R) stock-based compensation expense.

Employer payroll taxes on employee non-qualified stock option gains.  This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options, over which management has virtually no control, and as such does not correlate to eBay’s operation of the business.

Amortization of acquired intangible assets.  eBay incurs amortization of acquired intangible assets in connection with acquisitions and investments. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Gain on sale of equity investment.  eBay does not actively trade public equity securities nor does it rely on these securities positions for funding of ongoing operations. eBay excludes these gains because the previous losses were excluded in prior periods and they are unrelated to eBay’s ongoing business and operating results.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property, buildings, and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.
Reconciliation of GAAP to Non-GAAP Operating Income
(In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006

GAAP Operating Income	$370,411	$449,885	$1,441,707	$1,422,956
Stock-based compensation expense related to employee stock options and employee stock purchases	22,801	74,665	31,772	317,410
Payroll tax on stock option exercises	3,433	919	13,014	5,319
Amortization of acquired intangible assets (1)	51,425	49,538	128,941	214,929

Non-GAAP Operating Income	$448,070	$575,007	$1,615,434	$1,960,614

Non-GAAP Operating Margin	33.7%	33.4%	35.5%	32.8%

Reconciliation of GAAP to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006

GAAP Net Income	$279,221	$346,467	$1,082,043	$1,125,639
Stock-based compensation expense related to employee stock options and employee stock purchases	22,801	74,665	31,772	317,410
Payroll tax on stock option exercises	3,433	919	13,014	5,319
Amortization of acquired intangible assets (1)	51,425	49,538	128,941	214,929
Gain on sale of equity investment	—	—	(2,260)	—
Income taxes associated with stock-based compensation expense related to employee stock options and employee stock purchases	(7,787)	(24,440)	(13,023)	(97,572)
Income taxes associated with other non-GAAP entries	(9,030)	(16,602)	(37,494)	(74,118)

Non-GAAP Net Income	$340,063	$430,547	$1,202,993	$1,491,607

Diluted net income per share:
GAAP	$0.20	$0.25	$0.78	$0.79

Non-GAAP	$0.24	$0.31	$0.86	$1.05

Shares used in diluted net income per-share calculation:	1,426,475	1,402,749	1,393,875	1,425,472

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In Thousands, Except Percentages)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006

GAAP Provision for income taxes (a)	$115,830	$137,130	$467,285	$421,418
Income taxes associated with certain non-GAAP entries	16,817	41,042	50,517	171,690

Non-GAAP Provision for Income Taxes (b)	$132,647	$178,172	$517,802	$593,108

GAAP Income before income taxes and minority interests (c)	$395,052	$483,598	$1,549,377	$1,547,061
Stock-based compensation expense related to employee stock options and employee stock purchases	22,801	74,665	31,772	317,410
Payroll tax on stock option exercises	3,433	919	13,014	5,319
Amortization of acquired intangible assets (1)	51,425	49,538	128,941	214,929
Gain on sale of equity investment	—	—	(2,260)	—

Non-GAAP income before income taxes and minority interests (d)	$472,711	$608,720	$1,720,844	$2,084,719

GAAP effective tax rate (a/c)	29%	28%	30%	27%

Non-GAAP effective tax rate (b/d)	28%	29%	30%	28%

(1)	In Q4-06, amortization of acquired intangible assets was allocated as follows: $4 million to cost of net revenues and $45 million to operating expenses. For FY-06, amortization of acquired intangible assets was allocated as follows: $18 million to cost of net revenues and $197 million to operating expenses.

Reconciliation of Operating Cash Flow to Free Cash Flow
(In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006

Net cash provided by operating activities	$526,237	$625,961	$2,009,891	$2,247,791
Less: Purchases of property and equipment, net	(97,747)	(96,573)	(338,281)	(515,448)
Add: Proceeds from sale of corporate aircraft	—	—	28,290	—
Less: Payment of headquarters facility lease obligation	—	—	(126,390)	—

Free cash flow	$428,490	$529,388	$1,573,510	$1,732,343

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Type

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

Net Transaction Revenues
Marketplaces	$969,412	$990,527	$997,121	$1,017,274	$1,198,418
Current quarter vs prior quarter	16%	2%	1%	2%	18%
Current quarter vs prior year quarter	37%	28%	22%	22%	24%
Percent of Marketplaces revenue from international	48%	49%	51%	49%	51%
Payments	297,679	328,150	330,684	340,032	402,958
Current quarter vs prior quarter	24%	10%	1%	3%	19%
Current quarter vs prior year quarter	49%	44%	39%	42%	35%
Percent of Payments revenue from international	37%	36%	38%	38%	40%
Communications	24,809	35,160	44,158	50,021	63,417
Current quarter vs prior quarter	—	42%	26%	13%	27%
Current quarter vs prior year quarter	—	—	—	—	156%
Percent of Communications revenue from international	87%	87%	86%	84%	84%

Total net transaction revenues	1,291,900	1,353,837	1,371,963	1,407,327	1,664,793
Current quarter vs prior quarter	20%	5%	1%	3%	18%
Current quarter vs prior year quarter	42%	35%	30%	31%	29%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	36,959	36,582	38,821	41,310	55,108
Current quarter vs prior quarter	28%	(1)%	6%	6%	33%
Current quarter vs prior year quarter	30%	28%	34%	44%	49%

Total net revenues	$1,328,859	$1,390,419	$1,410,784	$1,448,637	$1,719,901

Current quarter vs prior quarter	20%	5%	1%	3%	19%
Current quarter vs prior year quarter	42%	35%	30%	31%	29%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

Marketplaces	$999,676	$1,020,193	$1,027,535	$1,049,039	$1,237,523
Current quarter vs prior quarter	16%	2%	1%	2%	18%
Current quarter vs prior year quarter	37%	28%	22%	22%	24%
Percent of Marketplaces revenue from international	47%	48%	50%	49%	50%
Payments	304,374	335,066	339,091	349,577	416,796
Current quarter vs prior quarter	23%	10%	1%	3%	19%
Current quarter vs prior year quarter	48%	44%	39%	41%	37%
Percent of Payments revenue from international	36%	35%	38%	38%	41%
Communications	24,809	35,160	44,158	50,021	65,582
Current quarter vs prior quarter	—	42%	26%	13%	31%
Current quarter vs prior year quarter	—	—	—	—	164%
Percent of Communications revenue from international	87%	87%	86%	84%	84%

Total net revenues	$1,328,859	$1,390,419	$1,410,784	$1,448,637	$1,719,901

Current quarter vs prior quarter	20%	5%	1%	3%	19%
Current quarter vs prior year quarter	42%	35%	30%	31%	29%

Net Revenues by Geography

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

US net revenues	$724,748	$748,136	$724,699	$763,864	$872,287
Current quarter vs prior quarter	19%	3%	(3)%	5%	14%
Current quarter vs prior year quarter	40%	35%	25%	26%	20%
% of total	55%	54%	51%	53%	51%
International net revenues	604,111	642,283	686,085	684,773	847,614
Current quarter vs prior quarter	22%	6%	7%	(0)%	24%
Current quarter vs prior year quarter	44%	35%	36%	38%	40%
% of total	45%	46%	49%	47%	49%

Total net revenues	$1,328,859	$1,390,419	$1,410,784	$1,448,637	$1,719,901

Current quarter vs prior quarter	20%	5%	1%	3%	19%
Current quarter vs prior year quarter	42%	35%	30%	31%	29%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

Confirmed Registered Users (1)	180.6	192.9	202.7	211.9	221.6
Current quarter vs prior quarter	7%	7%	5%	5%	5%
Current quarter vs prior year quarter	33%	31%	29%	26%	23%
Active Users (2)	71.8	75.4	77.7	79.8	81.8
Current quarter vs prior quarter	6%	5%	3%	3%	3%
Current quarter vs prior year quarter	28%	25%	20%	17%	14%
Number of Non-Store Inventory Listings (3)	480.6	490.8	490.5	488.3	526.5
Current quarter vs prior quarter	18%	2%	(0)%	(0)%	8%
Current quarter vs prior year quarter	28%	23%	22%	20%	10%
Number of Store Inventory Listings (3)	65.7	84.6	105.5	95.4	83.7
Current quarter vs prior quarter	27%	29%	25%	(10)%	(12)%
Current quarter vs prior year quarter	135%	164%	178%	85%	27%
Gross Merchandise Volume (4)	$12,013	$12,504	$12,896	$12,639	$14,434
Current quarter vs prior quarter	11%	4%	3%	(2)%	14%
Current quarter vs prior year quarter	22%	18%	18%	17%	20%
Fixed Price Trading (5) as % of gross merchandise volume	34%	34%	35%	37%	38%
eBay Stores (6) (in thousands)	383	486	541	573	593
Current quarter vs prior quarter	14%	27%	11%	6%	3%
Current quarter vs prior year quarter	51%	84%	81%	71%	55%
Percent of eBay Stores hosted internationally	45%	49%	53%	56%	56%

Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Half.com and Internet Auction, who bid on, bought, or listed an item within the previous 12-month period.

(3)	All store inventory listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(5)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay’s trading platforms during the quarter.

(6)	Total number of eBay Seller Stores worldwide, hosted on eBay’s trading platforms as of each respective quarter end.

eBay Inc.

Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

Total accounts (1)	96.2	105.0	113.7	122.5	133.0
Current quarter vs prior quarter	11%	9%	8%	8%	9%
Current quarter vs prior year quarter	51%	47%	44%	41%	38%
Active accounts (2)	28.1	29.2	29.5	30.9	37.6
Total number of payments (3)	139.7	149.2	143.3	146.2	172.0
Current quarter vs prior quarter	19%	7%	(4)%	2%	18%
Current quarter vs prior year quarter	40%	35%	27%	25%	23%
Total payment volume (4)	$8,114	$8,769	$8,856	$9,123	$11,004
Current quarter vs prior quarter	22%	8%	1%	3%	21%
Current quarter vs prior year quarter	45%	41%	37%	37%	36%
Merchant Services total payment volume as % of total payment volume	31%	33%	35%	37%	36%
Transaction rates (5)
Transaction revenue rate	3.67%	3.74%	3.73%	3.73%	3.66%
Transaction processing expense rate	1.09%	1.04%	1.02%	1.07%	1.08%
Transaction loss rate	0.33%	0.29%	0.27%	0.35%	0.41%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third-party processing expenses and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.
Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2006	2006	2006	2006

Registered users (1)	74.7	94.6	113.1	135.9	171.2
Current quarter vs prior quarter	—	27%	20%	20%	26%
Current quarter vs prior year quarter	—	—	—	—	129%

(1)	Cumulative number of unique user accounts created on Skype.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at investor.ebay.com or the SEC’s website at www.sec.gov.

Three months ending March 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$1,670-$1,720	$1,670-$1,720
Diluted EPS	$0.21-$0.23	$0.28-$0.30

Year ending December 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$7,050-$7,300	$7,050-$7,300
Operating margin	26%	33%
Diluted EPS	$0.99-$1.03	$1.25-$1.29
Effective tax rate	27.0%-27.5%	28.0%-28.5%

(a)	Non-GAAP amounts and percentages reflect estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $45-$60 million and stock-based compensation and payroll taxes on employee stock options of approximately $70-$85 million.